Exhibit 10.1

The Marcus Corporation

Non-Employee Director Compensation Plan

Effective July 23, 2014

1.	Annual cash retainer:	$15,000

2.	Yearly annual meeting stock grant retainer (common shares)	753 Shares

3.	Annual FYE restricted stock grant (common shares):	1,250 Shares
Vesting to occur upon the earlier of (i) 100% upon normal retirement from the Board or (ii) 50% upon the third anniversary of the grant date while still serving on the Board and the remaining 50% upon the fifth anniversary of the grant date while still serving on the Board

4.	Board meeting attendance cash fee:	$3,500

5.	Non-qualified stock option grant (common shares):	Initial: 1,000 Shares
	Fair market value exercise price (closing sale price)	Annual FYE: 1,000 Shares
Fully vested and immediately exercisable at grant date

6.	Committee chairperson meeting attendance cash fee:	Audit: $2,000
Other: $1,500

7.	Committee member meeting attendance cash fee:	Audit: $1,500
Other: $1,250

8.	Reimbursement of out-of-pocket expenses:	Yes